SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 8, 2010

MEXUS GOLD US

(Exact name of registrant as specified in its charter)

Nevada	000-52413	20-4092640
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
1805 N. Carson Street, #150
Carson City, NV 89701
(Address of principal executive offices)

775-721-9960
(Registrant’s Telephone Number)

_____________________________________________________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On July 8, 2010, the Company entered into a Project Management Agreement with Powercom Services, Inc. a Georgia corporation to provide the necessary capital so Mexus can proceed with the first phase of our Cable Recovery in Alaskan waters.

Mexus President/CEO Paul Thompson along with Ken Setter the person in charge of the Alaska sub-marine cable project for Mexus just returned from a two week trip to Alaska to verify the cable locations in Alaska waters culminating in the execution of the contract which will fund Mexus through its first barge load sale of cable.

Mr. Ken Setter directed Mr. Thompson to several sites along the Pacific Coast of Alaska where we were able to identify the sub-marine cable. We were able to retrieve several sections for sampling purposes, and to test the Company’s new innovative way of retrieving cable from the bottom of the ocean. We believe the new cable pulling equipment will have the capability of pulling up to 10 miles per day or 475,200 pounds of cable per day.

The cable is composed of copper, lead, and steel all salvageable for scrap sales or processing for end user. Mexus is now ready to start equipping its 260’ barge located in Seattle, Washington with pulling equipment for the trip to Alaska where it will be able to start pulling cable at a point identified & marked by Messrs. Setters and Thompson on their recent trip.

The Company’s objective is to be pulling cable by mid August and begin delivery prior to the end of September.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Mexus Gold US
/s/	Paul D. Thompson _________________________
By:	Paul D. Thompson
Its:	President